UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2015

TOKAI PHARMACEUTICALS, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-36620	20-1000967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Broadway, 14th floor

Cambridge, MA 02142

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (617) 225-4305

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 9, 2015, Tokai Pharmaceuticals, Inc. (the “Company”) entered into an exclusive license agreement with The Johns Hopkins University (“JHU”). Pursuant to the license agreement, JHU granted the Company an exclusive worldwide license under certain patent applications and a non-exclusive license under certain know-how, with the right to sublicense, to make, have made, use, sell, offer to sell and import certain assays to identify androgen receptor variants (“Licensed Products”) for use as a companion diagnostic with galeterone. In addition, JHU granted the Company an option to negotiate an exclusive license to JHU’s rights in certain improvements to the Licensed Products.

Under the terms of the license agreement, the Company is obligated to diligently develop, manufacture and sell Licensed Products. The Company is also obligated to use commercially reasonable efforts to achieve specified milestone events by specified dates. Unless the license agreement with JHU is terminated earlier as provided below, the license from JHU expires on a country-by-country basis as of the later of the expiration date of the last to expire of the claims of the patent rights licensed under the agreement in such country or ten years after the first commercial sale of a Licensed Product in such country. JHU may terminate the agreement if the Company fails to achieve such milestone events and does not cure such failure within a specified termination notice period. JHU may also terminate the agreement upon a material breach by the Company under the agreement if the Company does not cure such breach within a specified notice period or upon the Company’s bankruptcy or insolvency. The Company may terminate the agreement at any time upon 90 days’ notice.

In consideration for the rights granted to the Company under the license agreement, the Company made an upfront payment to JHU of $75,000 following the execution of the license agreement. The Company is obligated to pay JHU an annual minimum royalty of up to $30,000. The Company is also obligated to make milestone payments to JHU upon the achievement of specified technical and commercial milestones. If all such milestones were achieved, the total milestone payments owed to JHU would equal in the aggregate $700,000. The Company must also pay JHU single digit percentage royalties on aggregate worldwide net sales of Licensed Products (and not galeterone), including sales by sublicensees, on a Licensed Product-by-Licensed Product and country-by-country basis until the later of the expiration of the last-to-expire applicable licensed patent or ten years after first commercial sale of the applicable Licensed Product, in each case in the applicable country. These royalty obligations are subject to specified reductions in the event that additional licenses from third parties are required. The Company must also pay JHU 20% of all non-royalty sublicense income received from sublicensees.

Item 8.01. Other Events.

On January 12, 2015, the Company issued a press release announcing, among other things, its entry into the license agreement. A copy of the press release issued in connection with the announcement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press release issued by the Company on January 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOKAI PHARMACEUTICALS, INC.

Date: January 15, 2015	By:	/s/ Lee H. Kalowski
Lee H. Kalowski
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by the Company on January 12, 2015